Exhibit 10.71

PRIVATE & CONFIDENTIAL

Date: 10th September, 2019

Our Ref.: SE/CB/EMAIL/UID-29349/2019

To: Brooge Petroleum and Gas Investment Company FZC. (the Customer),

       P.O. Box 50170,

       Fujairah, U.A.E.

Dear Sirs,

AMENDMENT TO FACILITY LETTER

We (the Bank) refer to the Facility Offer Letter Ref. SE/CB/55-126/UID-29349/2018 dated 19th April, 2018 (the Facility Letter) and its subsequent addendums (if any) under which we granted the Customer facilities (the Facility) and Capitalised terms used in this amendment letter (the Amendment to Facility Letter) and Facility Offer Letter Ref: CAD/039/14 dated 06th April, 2014 and its subsequent Facility Offer Letter (Addendums) and other ‘Transaction Docurnents’,(collectively the First Facility Offer Letter) duly executed between the Customer and First Abu Dhabi Bank — Islamic Banking Division (formerly referred to as “National Bank of Abu Dhabi, PJSC - Islamic Banking Division” / “Abu Dhabi National Islamic Finance) shall have the meanings given to them in each respectively.

We are pleased to confirm that with effect from the date of the Customer countersignature of this Amendment to Facility Letter, the Facility Letter and the terms of the Facility shall be amended for the clause set out below:

1)	Payment: An additional Fixed Rental Payment dated 30th November, 2019 has been included in the existing payment schedule to pay the outstanding Fixed Rental Payments along with all other upcoming Fixed Rental Payments to be paid on their corresponding due dates as per the existing payment schedule of “Contract for Works & Forward Lease — I” Facility extended to the Customer under the First Facility Offer Letter, as detailed below:

Rental Payment Date	Fixed Rental Amount (AED)
31-Oct-19	6,485,098.91
30-Nov-19	21,044,150.46
31-Jan-20	6,484,877.90
30-Apr-20	6,484,359.12
31-Jul-20	6,484,420.73
31-Oct-20	6,484,189.03
31-Jan-21	6,483,953.67
30-Apr-21	6,483,303.80
31-Jul-21	6,483,465.31
31-Oct-21	6,483,218.55
31-Jan-22	6,482,967.90
30-Apr-22	6,482,335.14
31-Jul-22	6,482,448.73
31-Oct-22	6,482,185.95
31-Jan-23	6,481,919.02
30-Apr-23	6,481,304.48
31-Jul-23	6,481,367.08
31-Oct-23	6,481,087.25
31-Jan-24	6,480,803.01
30-Apr-24	6,480,309.99
31-Jul-24	6,480,217.81
31-Oct-24	6,479,919.86
31-Jan-25	6,479,617.22

Date: 10th September, 2019 Our Ref: SE/CB/EMAIL/UID-29349/2019

Rental Payment Date	Fixed Rental Amount (AED)
30-Apr-25	6,479,042.65
31-Jul-25	6,478,993.36
31-Oct-25	6,478,676.12
31-Jan-26	6,478,353.88
30-Apr-26	6,477,801.24
31-Jul-26	6,477,690.54
31-Oct-26	6,477,352.77
31-Jan-27	6,477,009.67
30-Apr-27	6,476,480.37
31-Jul-27	6,476,304.33
31-Oct-27	6,475,944.70
31-Jan-28	6,475,579.42
30-Apr-28	6,475,119.42
31-Jul-28	6,474,830.08
31-Oct-28	6,474,447.23
31-Jan-29	6,474,058.34
30-Apr-29	6,473,580.28
31-Jul-29	6,473,260.78
31-Oct-29	6,472,853.19
31-Jan-30	6,472,439.18
30-Apr-30	6,471,989.23
30-Jul-30	6,469,012.50

All other details including but not limited to the Pricing and Variable Rental Payments as per First Facility Offer Letter to remain unchanged.

2)	All other details including but not limited to the Pricing and Variable Rental Payments to remain unchanged and to be paid on their corresponding due dates as per the existing payment schedule of “Contract for Works & Forward Lease — II” Facility extended to the Customer under First Facility Offer Letter, as detailed below:

Rental Payment Date	Fixed Rental Amount (AED)
31-Oct-19	1,980,000.00
31-Jan-20	1,980,000.00
30-Apr-20	1,980,000.00
31-Jul-20	1,980,000.00
31-Oct-20	1,980,000.00
31-Jan-21	1,980,000.00,
30-Apr-21	1,980,000.00
31-Jul-21	1,980,000.00
31-Oct-21	1,980,000.00
31-Jan-22	1,980,000.00
30-Apr-22	1,980,000.00
31-Jul-22	1,980,000.00
31-Oct-22	1,980.000.00
31-Jan-23	1,980,000.00
30-Apr-23	1,980,000.00
31-Jul-23	1,980,000.00

Date: 10th September, 2019

Our Ref: SE/CB/EMAIL/UID-29349/2019

3)	All other details, Pricing and Installment Payments to remain unchanged and to be paid on their corresponding due dates including its final Installment Payment due on 14th October, 2019 as per the existing payment schedule of “London Metal Exchange (LME) - Murabaha” Facility extended to the Customer under First Facility Offer Letter.

4)	Late payment Charges whereby below provision 20 in the First Facility Offer Letter will be deleted and will be replaced with subsequent wording:

“20. You hereby commit yourself and undertake, in the event of any delay by way of procrastination in the payment of any Rental Payment (advanced or normal) or any other amount due to ISD-NBAD on its due date, to donate to charity an amount to be added by ISD-NBAD to any next Rental Payment and calculate for the delay period on the basis of 2.0% p.a of the overdue amount. Any delay in payment from your side shall be deemed as procrastination unless prove otherwise. The said amount shall be dispensed of for charitable purposes under the supervision of the Fatwa and Shariah’ Supervisory Board of National Bank of Abu Dhabi - Islamic banking Division. ISD-NBAD shall not retain such amount nor account for its profits.”

20.1 If any sum due and payable by you pursuant to this Amendment to Facility Letter and the Facility Letter is not paid on its due date in accordance with the provisions of the Facility (the balance for the time being unpaid being an unpaid amount), you shall make a payment to the Bank in respect of the unpaid amount calculated in accordance with clause 20.3 (such amount being the Late Payment Amount).

20.2 The Bank shall distribute the Late Payment Amount (after deducting the actual costs of the Bank) to such charitable foundations as the Bank may select in its absolute discretion and in all cases under the supervision of the Bank’s Internal Shariah Supervision Committee (ISSC).

20.3 The Late Payment Amount in respect of an unpaid amount for any period relating thereto shall be an amount equal to the result obtained upon application of the formula:

A x (B + M + P) x (N/360)

where:

“A” is the unpaid amount;

“B” is the Benchmark Rate;

“M” is the Margin;

“P” is the Late Payment Default Rate [of 3.5% p.a.]; and

“N” is the number of days in the period beginning on the due date for payment of such unpaid amount and ending on the date that your obligation to pay the same is discharged.”

Conditions Precedent:

Each of the following shall be provided to the Bank in a form satisfactory to the Bank prior to implementation of variation of payment terms on the Facility:

1)	Duly accepted this Addendum Facility Letter.

2)	Assignment Agreement of projects proceeds for the projects financed by the Bank, in favour of First Abu Dhabi Bank PJSC.

3)	Shareholders’ resolution committing to partially pre-settle AED 100.0 Million of the outstanding exposure under the “Contract for Works & Forward Lease - I” and “Contract for Works & Forward Lease - II” Facility from the listing proceeds by 31st December, 2019.

4)	Execution and perfection of any other agreement including but not limited to Addendum to Master Forward Lease Agreement as stipulated by the Bank from time to time.

All other terms and conditions of the Facility and the Facility Letter are unchanged, and the Facility Letter shall, as amended by this Amendment to Facility Letter, remain in full force and effect.

This Amendment to Facility Letter is an amendment and forms an integral part of the Bank’s Facility Letter.

Date: 10th September, 2019

Our Ref: SE/CB/EMAIL/UID-29349/2019

Please sign and return copy of this Amendment to Facility Letter as a token of your acceptance.

Yours faithfully,

Signature:	/s/ Cristobal Figueroa	Signature:	/s/ Khalid Durra

Name:	Cristobal Figueroa	Name:	Khalid Durra

For and on behalf of

First Abu Dhabi Bank PJSC. {formerly known as National Bank of Abu Dhabi - Islamic Banking Division “/“ Abu Dhabi National Islamic Finance”}

We agree and accept the offer contained in this Amendment to Facility Letter and to be bound by its terms & conditions.

Signature:	/s/ Nicolaas Paardenkooper	Signature:

Name:	Nicolaas Paardenkooper	Name:

Date:	10 September 2019.	Date:

For and on behalf of

Brooge Petroleum and Gas Investment Company FZC.

(Company Stamp)